     As filed with the Securities and Exchange Commission on May 10, 2000

                                                    Registration No. 333-
                                                    ============================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            ----------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ----------------------

                                FIRSTQUOTE INC.
                 (Name of small business issuer in its charter)


          Delaware                         7373                  98-0162893
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                            12 Avenue des Morgines
                              1213 Petit Lancy 1
                              Geneva, Switzerland
                                 4122-879-0879
         (Address and telephone number of principal executive offices and principal place of business)
                    ---------------------------------------

                                Neil G. Gibbons
                            12 Avenue des Morgines
                              1213 Petit Lancy 1
                              Geneva, Switzerland
                                 4122-879-0879
           (Name, address and telephone number of agent for service)

                                ---------------
                                   Copies to:

                            Daniel K. Donahue, Esq.
                       Oppenheimer Wolff & Donnelly LLP
                      500 Newport Center Drive, Suite 700
                           Newport Beach, CA  92660
                                (949) 823-6000

                                ---------------
                Approximate date of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

                               -----------------
      If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                Proposed Maximum       Proposed Maximum
Title of Each Class of Securities        Amount to be          Offering Price per     Aggregate Offering        Amount of
        to be Registered                  Registered              Share (1)                 Price            Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value........       197,815                  $11.00               $2,175,965             $574.45
-----------------------------------------------------------------------------------------------------------------------------
Total................................       197,815                  $11.00               $2,175,965             $574.45
=============================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the Registrant's common stock on May 8, 2000, as reported in the over-the-counter market.

                            -----------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------

PROSPECTUS

                                197,815 Shares


                                FIRSTQUOTE INC.


                                 Common Stock


     This prospectus relates to the offer and sale of our common stock by the selling shareholders identified in this prospectus. The selling shareholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling shareholders.

     Our common stock is traded on the OTC Bulletin Board under the symbol
"FSQT."

Please see "Risk Factors" beginning on page 2 to read about certain factors you should consider before buying shares of common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



             The date of this prospectus is_________________, 2000

                              PROSPECTUS SUMMARY

     You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus. This prospectus contains forms of forward-looking statements. When used in this prospectus, the words "believe," "expect," "anticipate," "estimate" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions, which are identified and described in the "Risk Factors" section, below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary from those anticipated, estimated, or projected and the variations may be material. We caution you not to place undue reliance on any such forward-looking statements, all of which speak only as of the date made.

                                  Our Company

    We are engaged in the business of developing and marketing a range of Internet-based financial information and transactional services to the European investment community. We provide real-time and delayed market data, news and other financial information. We also provide electronic brokerage capabilities over the Internet to a range of customized interfaces, including desktop client-server applications, web-browser based interfaces, as well as via wireless services such as the short messaging service and the wireless application protocol. Our services are provided to our corporate clients for internal use as well as for redistribution to their customer bases. The Company provides

    Our financial information services are offered on a direct subscription basis or as a co-branded business-to-business service to financial institutions, such as banks and brokerage firms, financial media and publishing organizations and Internet service providers who desire to offer financial content and related services directly to their own customers. We also offer to institutional clients turnkey solutions for Internet-based electronic brokerage capabilities. We also derive revenue from the provision of underlying Internet access and network connectivity services to our corporate and institutional clients.


    Our services are available via our own wide-area Internet network backbone by dial-up or dedicated access, as well as from any other Internet point of access world-wide.

     Our executive offices are located at 12, Av. des Morgines, 1213 Petit-Lancy 1, Geneva, Switzerland. Our telephone number is +4122-879-0879.

                                 The Offering

     This offering relates to the offer and sale of our common stock by the selling shareholders identified in this prospectus. The selling shareholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling shareholders.

                                  RISK FACTORS

     This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

We Have A History Of Losses And Will Experience Future Losses

We have incurred net losses of approximately $6.8 million for fiscal year 1999 and approximately $3.4 million for fiscal year 1998. As of December 31, 1999, we had an accumulated deficit of approximately $13.7 million. We have not achieved profitability and may incur net losses in the future. We anticipate continuing to incur significant sales and marketing, product development and general and administrative expenses and, as a result, we will need to generate significantly higher revenues to achieve and sustain profitability on an annual basis. Although our revenues have grown in recent quarters, we cannot be certain that we will continue to achieve revenue growth or realize sufficient revenues to achieve profitability.

Failure To Meet Future Capital Needs May Adversely Affect Our Business

We require substantial working capital to fund our business. We have had significant net losses and negative cash flow from operations since inception and expect to continue to experience net losses and negative cash flow in, at least, the near future. As of December 31, 1999, we had approximately $1.1 million in cash and short term investments. However, in March 2000, we obtained additional capital through our private placement sale of 1,061,057 common shares for the net proceeds of $7.2 million. We believe that the net proceeds from the March 2000 private placement, together with our existing capital resources, will be sufficient to meet our capital requirements for through the end of the current fiscal year ending December 31, 2000. However, if our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Additional financing may not be available when needed on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which could materially adversely affect our business, financial condition or results of operations.

Our Markets Are Highly Competitive

The market for electronic brokerage services, particularly over the internet, is new, rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We encounter direct competition from discount brokerage firms providing either touch-tone telephone or online brokerage services, or both. These competitors include such discount brokerage firms as E*Trade, Charles Schwab & Co., Inc., and DLJ Direct (a division of Donaldson, Lufkin & Jenrette Securities Corporation), among others. We also encounter competition from established full-service brokerage firms such as PaineWebber Incorporated, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, among others. In addition, we compete with financial institutions, mutual fund sponsors and other organizations, some of which provide electronic brokerage services. Most of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources. Many current and potential competitors also have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to our detriment. We may not be able to compete effectively with current or future competitors. In addition, the competitive pressures we face may have a material adverse effect on our business, financial condition and operating results.

We Are Subject To Risks Associated With The Securities Business

Substantially all of our revenues to date have been from subscriptions to our financial information and electronic brokerage services. We expect these services to continue to account for substantially all of our revenues for the foreseeable future. As a result, we are directly affected by U.S., European and international economic and political conditions, broad trends in business and finance and substantial fluctuations in volume and price levels of securities and futures transactions. In recent months, the U.S. securities markets have established record levels of trading. However, a downturn in these markets could adversely affect our operating results and future plan of operations. Certain of our competitors with more diverse product and service offerings may be better positioned to withstand such a downturn in the securities industry.

We Must Keep Pace With The Rapidly Changing Product Requirements Of Our
Customers

The information and financial services industries are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements, and emerging industry standards. We believe our future success will depend, in part, on our ability to anticipate and adapt to such changes and to offer, on a timely basis, services that meet customer demands. Our inability to develop on a timely basis new products or enhancements to existing products, or the failure of such products or enhancements to achieve market acceptance, could materially adversely affect our business, financial condition and results of operations.

We Are Substantially Dependent On The Development Of The Internet And Online Commerce

The market for electronic brokerage services, particularly over the Internet, is at an early stage of development and is rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. Although the past two years has shown a rapid increase in the volume of commercial transactions over the Internet, these can be no assurance that the Internet will continue to be accepted by consumers as a widely used medium for commerce and communication. In addition, European companies and consumers may not adopt the Internet with the same enthusiasm as in the United States. Accordingly, because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, there can be no assurance that the Internet will prove to be a viable commercial marketplace. If critical issues concerning the commercial use of the Internet are not favorably resolved, if the necessary infrastructure is not developed, or if the Internet does not become a viable commercial marketplace, our business, financial condition and operating results will be materially adversely affected.

We Are Subject To The Risks Associated With Encryption Technology

A significant barrier to online commerce and communication is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the encryption or other algorithms we use to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our business, financial condition and operating results.

Our Business Will Be Substantially Dependent On Certain Strategic Relationships

We use suppliers of information, software and services in virtually every phase of its operations. Our financial data service is offered pursuant to separate non-exclusive licenses from the following two companies:

     Standard & Poor's ComStock, which supplies us with a raw feed of market data from securities and commodities exchanges world-wide; and

     Townsend Analytics, Ltd., which supplies us with its proprietary software program which organizes the raw data feed from S&P ComStock for presentation in tabular and chart formats.

Although we believe that we have no long term dependence on any one supplier, there is always a certain amount of time required to develop internally or locate and engage externally a replacement and integrate that replacement into our operations. In the event a key supplier terminates its relationship with us without notice, or should we be compelled to do the same, our operations may be adversely affected.

We Are Subject To Risks Associated With International Operations

A component of our long-term strategy is to expand into a number of European markets. As a result, we are subject to certain risks inherent in conducting business internationally, including:

     unexpected changes in regulatory requirements;

     export restrictions, tariffs and other trade barriers;

     problems in collecting accounts receivable;

     political instability;

     currency fluctuations;

     seasonal reductions in business activity; and

     potentially adverse tax consequences.

Any of these factors could adversely affect our international operations and could have a material adverse effect on our current or future business, results of operations and financial condition.

Our Failure To Adequately Protect Our Proprietary Rights May Adversely Affect Our Business

Our success and ability to compete are dependent to a significant degree on our proprietary technology. We rely on a combination of copyright, trade secret and trademark laws, as well as confidentiality agreements and licensing agreements to protect our proprietary rights. Notwithstanding the precautions we have taken it may be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on our business, financial condition and operating results.

We May Engage In Future Acquisitions That Dilute Our Stockholders, Cause Us To Incur Debt And Assume Contingent Liabilities

As part of our business strategy, we expect to review acquisition prospects that would complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. While we have no current agreements or negotiations underway with respect to any such acquisitions, we may acquire businesses, products or technologies in the future. Such actions by us could materially adversely affect our results of operations and/or the price of our common stock. Acquisitions also entail numerous risks, including:

   difficulties in assimilating acquired operations, technologies or products;

   unanticipated costs associated with the acquisition could materially adversely affect our results of operations;

   diversion of management's attention from other business concerns;

   adverse effects on existing business relationships with suppliers and customers;

   risks of entering markets in which we have no or limited prior experience;
   and

   potential loss of key employees of acquired organizations.

We have limited experience in assimilating acquired organizations into our operations and we may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future. Our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We Have No Immediate Plans To Pay Cash Dividends

We have never declared or paid cash dividends on its capital stock and we do not expect to declare or pay any cash dividends for the foreseeable future. Earnings, if any, will be retained to fund development and expansion. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and such other factors as the Board of Directors may deem relevant.

Control By Existing Stockholders May Limit Your Ability To Influence The Outcome Of Director Elections And Certain Transactions

Our present directors and executive officers and their respective affiliates beneficially own approximately 53% of the outstanding common stock. As a result, these stockholders, if they act together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have veto power with respect to any stockholder action or approval requiring a majority vote.

Certain Provisions In Our Corporate Charter And Bylaws, As Well As Applicable Regulations, May Discourage Take-Over Attempts And Thus Depress The Market Price Of Our Stock

Certain provisions of the our Certificate of Incorporation, Bylaws, and Delaware law may be deemed to have an anti-takeover effect. Such provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder's best interests. For example, our Certificate of Incorporation allows our Board of Directors to issue additional shares of common stock or establish one or more classes or series of preferred stock, having rights, preferences and limitations as determined by the Board of Directors without stockholder approval.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law which prohibits a publicly-held Delaware corporation from engaging in certain business combination with interested stockholders for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Compliance with both the Delaware Code could have the effect of delaying, deterring or preventing a tender offer or takeover attempt that a stockholder might consider to be in that stockholder's best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

Certain Provisions In Our Corporate Charter And Bylaws May Effect The Rights Of Common Stock Holders

Our Board of Directors has the authority to issue up to an additional 10,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. To date, we have 200,815 shares of preferred stock outstanding in two different series. Any additional preferred stock issued by our board of directors may contain rights and preferences adverse to the voting power and other rights of the holders of common stock.

We Do Not Have An Active Market For Our Common Stock

Our common stock is traded on the NASDAQ OTC Bulletin Board under the symbol "FSQT." On May 8, 2000, the last reported sale price of the common stock on the OTC Bulletin Board was $11.00 per share. However, we consider our common stock to be "thinly traded" and any last reported sale prices may not be a true market-based valuation of the common stock. There can be no assurance that an active market for our common stock will develop. In addition, the stock market in general, and internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "except," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risks Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

                              SELLING STOCKHOLDERS

     This prospectus relates to the offer and sale of our common stock by the selling shareholders identified below. The selling shareholders are the former stockholders of Stockdata Amsterdam B.V., a limited liability company organized under the laws of The Netherlands which was acquired by us in December 1999. The acquisition was conducted pursuant to a Securities Purchase Agreement dated December 24, 1999 between us and the stockholders of Stockdata. Pursuant to the agreement, the Stockdata stockholders transferred to us all of the outstanding capital shares of Stockdata in consideration of our payment of up to US$3,750,000, payable as follows: US$245,031 in cash; US$1,059,239 in the assignment of Stockdata receivables; and our issuance of 197,815 shares of Series D preferred stock and 147,730 shares of common stock, all such shares being valued at approximately US$6.50 per share. An additional 30,000 common shares are issuable by us to the sellers' subject to their satisfaction of certain post-closing conditions. Pursuant to the Stockdata Securities Purchase Agreement, we agreed to register for resale the common shares issuable upon conversion of the Series D preferred stock issued to the Stockdata shareholders.

     The selling shareholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling shareholders.

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by each selling shareholders:

                                    Shares Beneficially Owned         Shares Beneficially
                                        Prior to Offering             Owned After Offer(1)
                               -----------------------------------    --------------------
                                Number of                Number of
                               outstanding                Shares
Name                             shares       Percent     offered     Number       Percent
----                           -----------    -------    ---------    ------       -------
Media Investerings-en           210,484(2)     3.1%       135,574     74,190         1.1%
Managementmaatschappij B.V.

Horizon Investments B.V          98,583(3)     1.5%        45,190     53,393          (4)

CV Stockdata                     37,199(5)      (4)        17,052     20,147          (4)

     (1) Assumes the sale of all of common shares offered hereby by the selling shareholder.

     (2) Includes 135,5784 common shares issuable upon conversion of the shares of Series D preferred stock held by the selling shareholder.

     (3) Includes 45,190 common shares issuable upon conversion of the shares of Series D preferred stock held by the selling shareholder.

     (4)  Less than one percent.

     (5) Includes 17,052 common shares issuable upon conversion of the shares of Series D preferred stock held by the selling shareholder.

                               MATERIAL CHANGES

     Since December 31, 1999, the following events have taken place which have not been reported on by us in a Quarterly Report on Form 10-QSB or a Current Report on Form 8-K:

     In March 2000, we sold 1,061,057 shares of our common shares to a number of existing and additional venture capital and private investors for a total consideration of $7,155,184.

     In April 2000, Mr. William Cordeiro resigned from our Board of Directors.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

     1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

     2. Our Current Report on Form 8-K dated December 21, 1999 filed with the SEC on January 12, 2000;

     3. Our Current Report on Form 8-K/A dated December 21, 1999 filed with the SEC on March 14, 2000; and

     4. The description of our common stock which is contained in our registration statement on Form 10-SB filed with the SEC on April 7, 1997.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address: Mark Benn, Chief Financial Officer, 12 Avenue des Morgines, 1213 Petit Lancy, Geneva, Switzerland; (4122) 879-0879.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares offered hereby will be passed upon for us by Oppenheimer Wolff & Donnelly LLP, Newport Beach, California.

                                    EXPERTS

     Arthur Andersen LLP, independent auditors, has audited our financial statements at December 31, 1999 and 1997 and for the years ended December 31, 1999 and 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Arthur Andersen's report, given on their authority as experts in accounting and auditing.

                          INDEMNIFICATION OF DIRECTORS

     As permitted by Section 145 of the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duty as directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that we may, in our discretion, indemnify our directors, officers, employees and agents and persons serving in such capacities in other business enterprises (including, for example, our subsidiaries) at our request, to the fullest extent permitted by Delaware law; and advance expenses, as incurred, to our directors and officers in connection with defending a proceeding.

     Our policy is to enter into indemnification agreements with each of our directors and executive officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and the Bylaws as well as certain additional procedural protections.

     The indemnification provisions in our Bylaws and the indemnification agreements entered into by us with our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act. However, we are aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered. All such expenses are estimated except for the SEC registration fee.

     SEC registration fee.................................   $   529.77
     Printing expenses....................................   $ 1,500.00
     Fees and expenses of counsel for the Company.........   $ 5,000.00
     Fees and expenses of accountants for Company.........   $ 5,000.00
     Miscellaneous........................................   $ 1,000.00

          *Total..........................................   $13,029.77

Item 15.  Indemnification of Directors and Officers.

     Delaware Statutes
     -----------------

Section 145. Indemnification of Officers, Directors, Employees and Agents; Insurance.

     "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

Certificate of Incorporation
----------------------------

     Article 10 of the Company's Certificate of Incorporation limits the liability of the Company's directors to the Company and its stockholders.
Article 10 reads as follows:

     "A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit."

     Bylaws
     ------

          Bylaws
          ------

     Article VII of the Company's Amended and Restated Bylaws provides for indemnification of the Company's directors, officers and agents to advance expenses for defense of litigation and to purchase and maintain insurance on behalf of any director or officer of the Company against any liability asserted against or incurred by them in such capacity or arising out of their status as such, whether or not the Company would have power to indemnify such director or officer against any liability under the provisions of the Certificate of Incorporation or Delaware law, and authorize the Board to extend such indemnity to others as follows:

                         "Article VII. Indemnification
                                       ---------------

     7.1  Authorization For Indemnification.  The Corporation may indemnify, in
          ---------------------------------
the manner and to the full extent permitted by law, any person (or the estate, heirs, executors, or administrators of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     7.2  Advance of Expenses.  Costs and expenses (including attorneys' fees)
          -------------------
incurred by or on behalf of a director or officer in defending or investigating any action, suit, proceeding or investigation may be paid by the Corporation in advance of the final disposition of such matter, if such director or officer shall undertake in writing to repay any such advances in the event that it is ultimately determined that he is not entitled to indemnification. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, or by the stockholders, that, based upon the facts known to the Board or counsel at the time such determination is made, (a) the director, officer, employee or agent acted in bad faith or deliberately breached his duty to the Corporation or its stockholders, and (b) as a result of such actions by the director, officer, employee or agent, it is more likely than not that it will ultimately be determined that such director, officer, employee or agent is not entitled to indemnification.

     7.3  Insurance.  The Corporation may purchase and maintain insurance on
          ---------
behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or applicable law.

     7.4  Non-exclusivity.  The right of indemnity and advancement of expenses
          ---------------
provided herein shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any agreement for indemnification of or advancement of expenses to any director, officer, employee or other person may provide rights of indemnification or advancement of expenses which are broader or otherwise different from those set forth herein."

Item 16.  Exhibits.

    3.1 (1)   Certificate of Incorporation of the Company

    3.2 (1)   Bylaws of the Company

    4.1 (1)   Specimen of Common Stock Certificate

    4.2 (4)   Amended Certificate of Designations of the Company

    5.1       Opinion of Oppenheimer Wolff & Donnelly LLP re: legality of shares

    10.1 (1) Loan Agreement dated May 15, 1996 between Virtual Telecom SA and New Capital Investment Fund

    10.2 (1) Partnership Outsourcing Agreement dated September 9, 1996 between Virtual Telecom SA and Digital Equipment Corporation

    10.3 (1) Employment Agreement dated May 31, 1996 between Virtual Telecom SA and Neil Gibbons

    10.4 (1) Employment Agreement dated May 31, 1996 between Virtual Telecom SA and Daniel Huber

    10.5 (1) Computer Software License Agreement dated January 16, 1997 between Virtual Telecom SA and Townsend Analytics, Ltd.

    10.6 (1) Information and Distribution License Agreement dated August 23, 1996 between Virtual Telecom SA and McGraw-Hill International (UK) Ltd.

    10.7 (1) Agreement for Global Telecommunications Services dated October 1, 1996 between Virtual Telecom SA and BT Limited London (British Telecom)

    10.8 (1) Unidata Frame Relay & Unimaster Services dated October 22, 1996 between Virtual Telecom SA and Swiss Telecom ITT

    10.9 (1) News Distributor Agreement dated January 7, 1997 between Virtual Telecom SA and AFX News Limited

    10.10 (1) 1997 Stock Option Plan of the Company

    10.11 (3) Series B Preferred Stock Purchase Agreement dated December 18,
              1997

    10.12 (3) Investor Rights Agreement dated December 18, 1997

    10.13 (3) Software License Agreement between the Company and IQ Net

    10.14(3) Series C Preferred Stock Purchase Agreement dated January 25, 1999

    10.15(3) Amended and Restated Investor Rights Agreement dated January 25,
             1999

    10.16(3) Amendment to the Software Distributor Agreement of January 16, 1997 dated December 10, 1998 between Virtual Telecom SA and Townsend Analytics, Ltd.

    10.17(4) Sale and Purchase Agreement of the shares of Stockdata BV dated
             December 24, 1999, between FirstQuote Inc. and the stockholders of Stockdata B.V.

    10.18(4) Registration Rights Agreement pursuant to the Private Placement of
             Common Stock which was closed on March 20, 2000

    16.1 (2) Letter from Raimondo, Pettit & Glassman regarding Change of Independent Public Accountant

    23.1     Consent of Oppenheimer Wolff & Donnelly LLP (filed as part of
             Exhibit 5.1)

    23.2     Consent of Arthur Andersen LLP

    27.1(4)  Financial Data Schedule

_____________________________________________________________

(1) Previously filed as part of registration statement on Form 10-SB (SEC File No. 0-22351) filed with the Securities and Exchange Commission on April 7, 1997.

(2) Previously filed as part of Current Report on Form 8-K/A (SEC File No. 0-22351) filed with the Securities and Exchange Commission on December 23, 1997.

(3) Previously filed as part of annual report on Form 10-KSB (SEC File No. 0-22351) for the fiscal year ended December 31, 1999.

(4) Previously filed as part of annual report on Form 10-KSB (SEC File No. 0-22351) for the fiscal year ended December 31, 1999.

Item 28.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Geneva, Switzerland, on May 8, 2000.

                                    FIRSTQUOTE INC.

                                    By:     /s/ Neil G. Gibbons
                                        --------------------------------------
                                         Neil G. Gibbons,
                                         President and Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Signatures                                        Title                Date
----------                                        -----                ----

  /s/ Neil G. Gibbons               President and Chief Executive   May 8, 2000
---------------------------------   Officer and Director
      Neil G. Gibbons               (principal executive officer)

  /s/ Mark Benn                     Chief Financial Officer         May 8, 2000
---------------------------------   (principal financial and
      Mark Benn                     accounting officer)

  /s/ Daniel Huber                  Director                        May 8, 2000
---------------------------------
      Daniel Huber

  /s/ Bryan Wood                    Director                        May 8, 2000
---------------------------------
      Bryan Wood

                                    Director
---------------------------------
      Frank Verschoor

  /s/ Paul Goossens                 Director                        May 8, 2000
---------------------------------
      Paul Goossens